Exhibit 23.3
Consent of Blue, Johnson & Associates, Inc.
To Whom it May Concern:
We hereby consent to the use of our information, as properly attributed to us, in the registration statement on Form S-1 of CVR Energy, Inc. with respect to the following:
1.	United States ammonia and UAN demand in Texas, Oklahoma, Kansas, Missouri, Iowa, Nebraska and Minnesota

2.	Total United States ammonia and UAN demand in 2005

3.	Average annual U.S. Corn Belt ammonia prices ($/ton) from 1990 through 2006

4.	Southern Plains ammonia and Corn Belt UAN average prices for the 2002 through 2005 period

5.	A statement that Coffeyville’s facility is the only operation in North America that utilizes a coke gasification process to produce ammonia

6.	Chart comparing ammonia prices (Average Corn Belt fob) and natural gas prices (LA Onshore Bldweek Index) and a statement that natural gas price trends generally correlate with nitrogen fertilizer price trends

7.	Data for the Nola Proxy Plant—Ammonia and the Midwest Proxy Plant—Ammonia (from The Sheet 2006-October 6, 2006)
Submitted by:

/s/  Thomas A. Blue
Thomas A. Blue
President
Blue, Johnson & Associates, Inc.
6101 Marble NE, Suite 8
Albuquerque NM 87110
Tel 505-254-2157
Fax 505-254-2159
blueabq@qest.net
January 29, 2007